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                                       Naspers Limited
                       (Incorporated in the Republic of South Africa)
                            (Registration number 1925/001431/06)
                          Share code: NPN  ISIN Code: ZAE000015889
                                         ("NASPERS")

          Electronic Media Network Limited             Supersport International Holdings Limited
    (Incorporated in the Republic of South Africa)  (Incorporated in the Republic of South Africa)
          (Registration number 1985/002853/06)            (Registration number 1997/004203/06)
         Share Code: MNS     ISIN: ZAE000014304           Share Code: MNS     ISIN: ZAE000014304
                       ("M-NET")                                     ("SUPERSPORT")

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RESULTS OF THE M-NET AND SUPERSPORT SCHEME MEETINGS
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1.    RESULTS OF THE SCHEME MEETINGS

      Investec Bank Limited is authorised to announce that the schemes of arrangement (collectively "the schemes") in terms of section 311 of the Companies Act, 1973, as amended, proposed by Naspers between each of M-Net and SuperSport and their shareholders other than Naspers, MNH Holdings (1998) (Proprietary) Limited, MultiChoice Africa (Proprietary) Limited and Johnnic Communications Limited ("minority shareholders") have each been approved by the requisite majority of votes exercisable by minority shareholders at the scheme meetings held on Thursday, 4 March 2004.

      Application will be made to the High Court of South Africa (Witwatersrand Local Division) ("the Court") on Tuesday 16 March 2004 at 10:00 am or as soon thereafter as Counsel may be heard for the sanctioning of the schemes. The Court is located in the High Court Building, von Brandis Square, corner Pritchard and von Brandis Streets, Johannesburg.

      If the Court sanctions the schemes the only remaining condition precedent to which the schemes will remain subject will be the registration of the Order of Court sanctioning the schemes by the Registrar of Companies.

      A further announcement regarding the outcome of the application to the Court and details of the surrender procedure required for existing minority shareholders is expected to be released on SENS on or about Tuesday 16 March 2004.

2.    REMAINING SALIENT DATES AND TIMES PERTAINING TO THE SCHEMES

      Detailed below are the remaining salient dates and times that are relevant to minority shareholders in terms of the schemes:

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                                                                          2004
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Court hearing to sanction the schemes (at 10:00 or as soon    Tuesday 16 March
thereafter as Counsel may be heard in the High Court of South
Africa (Witwatersrand Local Division))

Publish results of Court hearings on SENS                     Tuesday 16 March

Publish results of Court hearings in the press              Wednesday 17 March

Order of Court sanctioning the schemes registered by the    Wednesday 17 March
Registrar on or about (if the schemes are sanctioned)

Final date on which the schemes are expected to become      Wednesday 17 March
unconditional, which will be announced on SENS

Election period opens                                          Friday 19 March

Posting of a further election, surrender and transfer form     Friday 19 March

Listing of, and trading in, the new Naspers shares commences   Friday 19 March

Expected last day to trade M-Net/SuperSport linked shares on Thursday 1 April the JSE and the NSE in order to be recorded in the register of M-Net and SuperSport or in the sub register of M-Net and SuperSport administered by CSDPs administering the relevant sub register on the record date of the schemes

Expected date of suspension of the listing of the M-Net/        Friday 2 April
SuperSport linked shares on the JSE Securities Exchange South
Africa ("JSE") and the Nigerian Stock Exchange ("NSE") at the commencement of business

Expected record date of the schemes to determine participation Thursday 8 April in the schemes (holders of M-Net/SuperSport linked shares on the record date of the schemes are referred to as "scheme participants")

The election record date on which the election period closes   Thursday 8 April
at 12:00 by which time scheme participants must have elected to receive the cash consideration or the share consideration, failing which scheme participants will be deemed to have elected the cash consideration.

Expected operative date of the schemes from the commencement   Tuesday 13 April
of business

Expected date from which the scheme consideration will be made available or posted to certificated scheme participants if the election, surrender and transfer form has been timeously received by the transfer secretaries on the record date of the schemes together with the documents of title

or

within five business days of receipt of the election, surrender and transfer form and the relevant documents of title by the transfer secretaries from Friday, 19 March 2004

Dematerialised scheme participants will have the scheme consideration credited to their account held at their CSDP or broker within five business days of their election being received by the transfer secretaries from STRATE once all the conditions precedent have been fulfilled. Dematerialised scheme participants should instruct their CSDP or broker of their election in the manner and deadline stipulated by their CSDP or broker, as the case may be, and their CSDP or broker will instruct STRATE

Expected date of termination of M-Net/SuperSport linked       Thursday 15 April
shares listing on the JSE and the NSE from the commencement of business


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Notes:
1 The above dates and time are subject to change, subject to agreement by Naspers, M-Net and SuperSport. Any change shall be advised to shareholders by notification on SENS and in the press.
2  All times indicated above are South African times.


3.    NOTICE TO UNITED STATES RESIDENTS

      The Naspers shares are being offered to you in accordance with Rule 802 of the US Securities Act of 1933 (the "US Securities Act") and have not been and will not be registered under the US Securities Act or the securities laws of any state of the United States. The offer is subject to South African disclosure requirements that are different from those of the United States. You may not be able to sue Naspers or its officers or directors in a foreign court for violations of the United States securities laws and it may be difficult to compel Naspers and its affiliates to subject themselves to a judgement by a United States court.


Cape Town
4 March 2004